Filed pursuant to Rule 433
Registration Statement No. 333-133251
Dated June 19, 2007

Telefonica S.A. June 2007 Telefonica's US$ Bond Issuance: Benchmark 2007

Disclaimer
Index
Consistently delivering on operational targets
Debt highlights
Cash Flow allocation for shareholder remuneration
Rapid deleverage progress
Prudent liquidity management
Facing comfortable debt maturities in coming years
Proposed Issue
Conclusion

Disclaimer The information in this presentation is not complete and may be changed. This presentation and the accompanying preliminary prospectus supplement and prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. This presentation contains statements that constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and the safe harbour provisions of the Private Securities Litigation reform Act of 1995. These statements appear in a number of places in this presentation and include statements regarding the intent, belief or current expectations of the customer base, estimates regarding future growth in the different business lines and the global business, market share, financial results and other aspects of the activity and situation relating to Telefonica. The forward-looking statements in this presentation can be identified, in some instances, by the use of words such as "expects", "anticipates", "intends", "believes", "guidance", "aims", "expectations", "on track", "in progress" and similar language or the negative thereof or by forward-looking nature of discussions of strategy, plans or intentions. Although Telefonica believes that these statements are based on reasonable assumptions, such forward-looking statements are not, by their nature, guarantees of future performance and involve numerous risks and uncertainties, and other important factors that could include causal actual developments or results to differ materially from those expressed in our forward-looking statements. The risks and uncertainties involved in our businesses that could affect the matters referred to in such forward- looking statements include but are not limited to: changes in general economic, business or political conditions in the domestic or international markets in which we operate or have material investments that may affect demand for our services; changes in currency exchange rates and interest rates; the impact of current, pending or future legislation and regulation in Spain, the European Union and other countries where we operate; the actions of existing and potential competitors in each of our markets; the outcome of pending litigation; and the potential effects of technological changes. Some of these and other important factors that could cause such differences are discussed in more detail in our Annual Report for the year ended December 31 2006 filed on Form 20-F with the U.S. Securities and Exchange Commission (the "SEC") for the year ended on May 18, 2007, under "Item 3-Key Information-Risk Factors", "Item 4-Information on the Company", "Item 5-Operating and Financial Review and Prospects" and "Item 11-Quantitative and Qualitative Disclosures About Market Risk". This presentation may contain non-GAAP financial measures. Reconciliations of such non-GAAP measures to the closest GAAP measures are contained in our Annual Report on Form 20-F for the year ended December 31, 2006 and our interim results report on Form 6-K for the first quarter of 2007 filed with the SEC on June 18, 2007. This presentation contains publicly available information from competitors that Telefonica believes to be accurate; however, you should not rely on such information in making an investment decision. Analysts and investors are cautioned not to place undue reliance on those forward-looking statements which speak only as of the date of this presentation. Telefonica undertakes no obligation to release publicly the results of any revisions to these forward-looking statements which may be made to reflect events and circumstances after the date of this presentation, including, without limitation, changes in Telefonica's business, acquisition strategy, planned capital expenditures or to reflect the occurrence of unanticipated events. Analysts and investors are encouraged to consult the Company's Annual Report as well as periodic filings filed with the relevant Securities Market Regulators, and in particular with the Spanish Market Regulators. The Issuer and the Guarantor filed a registration statement and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and other information incorporated by reference into that registration statement and other documents the Issuer and Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Deutsche Bank Securities Inc. by calling 1-800-503-4611, from, Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-866-500-5408 and from Morgan Stanley & Co. Incorporated by calling 1-866-718-1879.

01 Delivering Commitments 02 Telefonica Highlights 03 Business Line Performance 04 Financial Policy 05 Proposed issue 06 Conclusion Index

(1) According to guidance criteria GUIDANCE 2003 2004 2005 Revenues 12% / 15% 17.2% OIBDA 10% / 13% 12.3% OI 12% / 18% 16.1% Revenues 7% / 10% 8.6% EBITDA 5% / 7% 6.0% EBIT 15% / 18% 15.5% Revenues 5% / 8% 6.0% EBITDA 6% / 9% 12.5% EBIT 18% / 21% 29.7% ? 2006 Revenues 34% / 37% 38.8% OIBDA 26% / 29% 28.9% OI 26% / 30% 29.2% ? ? ? RESULTS 1 Consistently delivering on operational targets... 01 Note: the results reported for the years ended December 31, 2003 and 2004 are based on our Spanish GAAP financial statements for those years, which are neither included nor incorporated by reference into our registration statement or any prospectus issued thereunder.

Financial Refinancing strategy: €26bn (1st phase €18bn bonds in 18-24 months) Net debt + commitments below 2.5x OIBDA in the medium term BBB+/Baa1 as rating floor (starting with negative outlook) Reinforced by €1.5bn net financial investments 2006-2007 01 ....outperforming on financial commitments... Meeting & Exceeding Expectations Targets & Commitments O2 acquisition loan fully refinanced in 1 year including €10bn banking debt (€13bn in 06, 2nd largest corp. issuer) Nearly 3/4 of the de-leverage target covered (2.7x as of 1Q07) S&P and Moody's changed outlook to stable from negative through May of 20071 Current divestments exceed investments ....Exceeding Expectations 1. Standard & Poor's changed Telefonica's outlook to stable from negative on January 11th 2007. Moody's changed Telefonica's outlook to stable form negative on May 3rd 2007.

Index 01 Delivering Commitments 02 Telefonica Highlights 03 Business Line Performance 04 Financial Policy 05 Proposed issue 06 Conclusion

Telefonica is currently a multiservice and global reach operator... 02 (#2) (#3) (#2) (#2) (#2) (#2) (#2) (#2) (#2) (#2) (#2) (#3) (#1) (#1) (#1) (#1) (#1) (#1) (#1) Leading (# 1 or 2) position in markets operated, enhanced by recent Cesky (Jul.05), O2 (Feb.06) and ColTel (May.06) acquisitions Note: Most relevant financial stakes are held at China Netcom (5%), Portugal Telecom (10%) and TI* (10%) *TI acquisition subject to Regulatory approval.

.... offering integrated services to the largest international customer base BUSINESS LINES MARCH 2007 (Millions) 43.2 * 148.9 TOTAL 206.5 13.3 ** 1.1 Accesses Evolution (Millions) 206.5 154 98 68 2000 2003 2005 1Q07 X3.0 * Includes unbundled loops ** Includes wholesale accesses except unbundled loops Fixed Telephony Internet&Data Cellular Pay TV Customer Ranking March 2007 (Millions) 142.4 176.7 206.4 206.5 TEF VOD DT AT&T 254.3 Chi. Tel. 321.4 Chi. Mob. 02 Source: Companies Official Information, InfoCom Telecommunications Consultancy

CF generation Profitability Growth Clients Telefonica: worldwide leading operator in the telco sector... Telco operator in the World by customers in 2006 (just behind China Telecom and China Mobile) 3rd Listed Telco service provider in the World by net income in 2006 (following closely China Mobile) 2nd 02 1# 1# Source: Company's 1Q07 reported figures ....clear leader among European peers European Telco operator in 1Q07 1st 1# 1# 7.8% Reported x% Organic X%

01 Delivering Commitments 02 Telefonica Highlights 03 Business Line Performance 04 Financial Policy 05 Proposed issue 06 Conclusion Index

Sustaining top financial performance in 2006 and 1Q07... 03 Note: TPI has been discontinued in 2006 following Telefonica's acceptance of Yell's offer on July 4th 2006. Assuming constant exchange rates as of 2005. Incorporating Telefonica O2 Czech Republic and O2 from January and February 1st 2005, respectively, and excluding Colombia Telecom (consolidated since May 2006), Iberbanda (consolidated since July 2006) and Slovakia (start-up in 4Q06). Excluding TdE's additional ERE registered in 4Q06 (503 m €) and New Management Pension Scheme (133.5M€) (2) Assuming constant exchange rates as of 1Q06. Incorporating O2 (consolidated since Feb 2006), Telefonica Telecom in Colombia (consolidated since May 2006), and Iberbanda (consolidated since July 2006) from January 1st 2006. Excluding Telefonica O2 Slovakia (start-up in 4Q06) in 1Q07. % Change organic +5.9% +19.6% € in millions (% change y-o-y) Jan-Mar 2007 Revenues 13,747 Operating Income before D&A (OIBDA) 5,106 Operating Income (OI) 2,710 Net Income 1,257 % Change 1Q07/1Q06 +15.1% +9.6% +15.0% +7.7% OpCF (OIBDA-CapEx) 3,718 +10.8% +12.9% +7.8% Jan-Dec 2006 52,901 19,126 9,422 6,233 11,123 1Q07/1Q062 +7.8% +6.4% +4.8% +5.5% 2006/20051

(1) OIBDA: OI + D&A (2) OIBDA: OI + D&A. Results adjusted for special purposes. (3) OIBDA: EBITDA adjusted for special factors as defined by company (4) OIBDA: EBITDA as defined by company (5) OIBDA: Gross Operating Margin as defined by company (6) OIBDA: EBITDA as defined by company . Year ended March 07 vs. 06 (7) OIBDA figures as defined by company ....outperforming most major telco companies... 03 (3) Organic Revenue Growth (1Q07/1Q06) 5.4% 4.1% Actual 1.2% 4.3% 7.8% Organic OIBDA Growth (1Q07/1Q06) 9.6% 5.5% -2.6% 0.2% 5.9% (1) (2) -5.8% Actual 1.1% -3.9% (4) (5) (7) (6) 1.7%

03 ...as we leveraged our diversification, with a solid position in each business...

1Q07 Revenue breakdown by region



Others & eliminations
4%
T. España
37%
T. O2 Europe
26%
T. Latinoamérica
34%
Accounts for >60% of organic revenue growth in 1Q07

1Q07 Revenue breakdown by business



Others & eliminations
3%
Fixed services (traffic & access)
33%
Mobile services
57%
Fixed Broadband
7%
Mobile & BB accounts for >90% of organic revenue growth in 1Q07

Revenue growth by region
(Organic[1], € in millions)



+5.3%
+4.9%
+12.3%
T. España
T. O2 Europe
T. Latinoamérica

Revenue growth by business
(Organic[1], € in millions)



+11.4%
+26.6%
Mobile service revenues
Fixed broadband revenues

(1) Assuming constant exchange rates as of 1Q06. Incorporating O2 (consolidated since Feb 2006), Telefónica Telecom in Colombia (consolidated since May 2006 in Telefónica Latinoamérica), and Iberbanda (consolidated since July 2006 in Telefónica España) from January 1st 2006. Excluding Telefónica O2 Slovakia (start-up in 4Q06) in 1Q07.

TELEFONICA S.A.
Telefónica
13

....and a continuous focus on cost management to keep profitability (1) Assuming constant exchange rates as of 1Q06. Incorporating O2 (consolidated since Feb 2006), Telefonica Telecom in Colombia (consolidated since May 2006), and Iberbanda (consolidated since July 2006) from January 1st 2006. Excluding Telefonica O2 Slovakia (start-up in 4Q06) in 1Q07. 1Q07 OIBDA Margin 37.1% Group 36.6% 26.4% T. Latam T.O2 Europe T. Espana 48.5% 03 Slight year on year decrease in OIBDA margin due to increasing competition in European markets.

Telefonica Espana: high commercial activity focused on value customers Total accesses1 (in thousands) 44,756.6 44,152.6 +604.0 Dec06 Mar07 +5.5% Fixed Telephony Accesses (in thousands) 15,920.3 15,949.9 -29.6 Dec06 Mar07 -1.2% +7.6% Retail Internet Broadband Accesses (in thousands) 3,992.7 3,742.7 +250.1 Dec06 Mar07 Wireless Customers (in thousands) 21,813.7 21,446.0 +367.7 Dec06 Mar07 +31.2% Strong competitive position maintained 03 Annual Growth Rate (Mar07 vs Mar06) 1 See our Form 20F for a definition of "accesses"

Telefonica Espana: strong quarter on growth & profitability Revenues (€ in millions) 1Q06 4,772 5,033 1Q07 +5.5% 1Q06 46.2% 48.5% 1Q07 +2.3p.p. OIBDA Margin (%) Sound top line growth driven by customer expansion. Robust financial performance in terms of growth and profitability, led by the strength of our commercial activity both in fixed and mobile. OIBDA increasing by almost 11% to just above 2.4 billion Euros. 03 Annual Growth Rate (Mar07 vs Mar06)

Telefonica O2 Europe: growing customer base 03 Accesses (in thousands) 1Q06 36,350 39,196 1Q07 +7.8% United Kingdom Mobile Mobile 1,643 Broad Band Mobile Contract 1Q07 1Q06 1Q07 1Q06 (thousands) 283 438 1,966 1.5x 1.2x Germany1 Czech Republic Note:O2 Germany consolidates Telefonica Deutschland (y-o-y ) (y-o-y ) (y-o-y )

03 Telefónica O2 Europe: proactively tackling mobile pressures & selectively exploiting BB growth opportunities


Annual Growth Rate (Mar07 vs Mar06)

Revenues [1]
(€ in millions)


4.9%
1Q06
1Q07

OIBDA margin [1]
(organic)

United Kingdom
(y-o-y)


27.7%
-3.7p.p.
24.0%
1Q06
1Q07

- UK: positive top-line performance driven by client & ARPU expansion

Germany[1]
(y-o-y)


19.7%
-0.5p.p.
19.1
1Q06
1Q07

- Germany: sustained pricing pressure reflected in ARPU, with plans to boost growth

Czech Republic
(y-o-y)


48.9%
-2.3 p.p.
Flat ex-Slovakia
46.6%
1Q06
1Q07

- Czech Republic: stabilization of fixed through BB, and mobile growth focused on high value

TELEFONICA S.A.
(1) On a comparable basis (January-March for both 1Q06 and 1Q07)

Telefonica
18

03 Telefónica Latinoamérica: solid fundamentals driven by mobile and broadband

Annual Growth Rate (Mar07 vs Mar06)

Revenues
(€ in millions)



+8.5%
4,317
4,685
1Q06
1Q07

OIBDA Margin
(%)



+1.2p.p.
35.4%
36.6%
1Q06
1Q07

- Sound top line growth driven by mobile expansion
- Healthy profitability across countries with 12.1% OIBDA growth Q107 vs. Q1 06, pushed by margin expansion
- Strong leadership in the development of BB and Pay TV
- Maintenance of mobile momentum in major markets

TELEFONICA S.A.
Telefónica
19

Telefonica Latinoamerica: Healthy growth in revenues and OIBDA in all major markets Brazil 1 1,801 +2.8% 749 +2.8% Argentina 561 +21.0% 217 +29.7% Chile 423 +10.0% 164 +22.5% Peru 370 +9.7% 144 +0.3% Colombia 352 n.m 100 n.m. Venezuela 520 +25.4% 242 +39.3% Mexico 315 +66.2% 22 c.s. Central America2 147 n.a. 47 n.a. Ecuador 67 -4.9% 16 -2.3% Uruguay 24 +50.0% 6 +66.6% 1Q07 (€ in millions) % change 1Q07 (€ in millions) % change Revenues (based on local currency) OIBDA (based on local currency) Integrated Mobile Includes 50% of VIVO Guatemala, El Salvador, Panama and Nicaragua 03 117m accesses in the region boosted by 15.6% Y-o-Y increase in mobile

Index 01 Delivering Commitments 02 Telefonica Highlights 03 Business Line Performance 04 Financial Policy 05 Proposed Issue 06 Conclusion

04 Debt highlights Debt in Latam currencies reaches around 2 times Operating Cash Flow and 1 time OIBDA When adding USD debt hedge ratios*, debt rises to 2.3 times OpCF and 1.3 times OIBDA (*) Hedging degree varies across countries in the region Gross debt Cash + STFI Net debt 58 52 6 € Bn 1Q07 Debt Amount 1Q07 Debt by Currency

Cash Flow allocation for shareholder remuneration ATTRACTIVE SHAREHOLDERS REMUNERATION Double 2005 dividend per share by 2009. Around EUR 3 bn of Dividends at current level Less than EUR 0.7bn pending execution on Share buy-back program in 2007 04 1st payment: €0.3/per share (May 17th 07) €744M assigned in 1Q07 148M treasury shares applied to capital reduction

Limited and selective M&A Limited to net EUR 1.5 bn target until the end of 2007 04 Prudent payments: Completed divestures higher than investments Completed main transactions: Sale of O2 Airwave (€2.9bn) Sale of Endemol (€2.6bn) Acquisition of 10% TI (€2.3-2.7bn) [pending regulatory approval] Potential deals: Interested in 50% VIVO Interested in acquiring additional 5% China Netcom Interested in strengthening our operating position in Latam markets

Rapid deleverage progress 04 BBB+/Baa1 as rating floor Net debt + cash commitments below 2.5x OIBDA in the medium term *TEF-02 pro-forma figures Net debt/EBITDA2 European Peers Capital Structure Comparison1 3.5 3.3 2.7 2.5 2.9 2.7 3.4 3.2 Moody's S&P 1 Source Standard & Poor's: Europe's Four Largest Telecoms Operators Differ On Financial Policy And Domestic Pressures (12 Apr 07) Moody's: Europe's Investment-Grade Telecoms Operators (June 2007) 2 Net Debt and EBITDA figures adjusted according to Standard & Poor's and Moody's methodology. Commitments include guarantees and workforce reduction commitments to around €3,5bn Net Financial Debt & Commitments/OIBDA Sep. 05 Mar. 07 3.22* 2.70 -72% 2.5x target 2.85 Dec. 06 72% target already achieved

04 Average debt maturity of 6.5y, longer than time needed for full repayment From €26bn maturities 07-08 last year down to current (below €3bn per year) accommodated figures €13 bond issuance (+750 investors) in 2006 [2nd largest bond corporate issuer] with 10 years average debt maturity. €12bn bank debt (+70 financial institutions) in 2006 Next 12 months payment obligations already covered by means of liquid assets, cash flow generation and unused committed credit facilities Healthy liquidity position with available credit lines above €8bn (68% long term) Prudent liquidity management... ....removes necessity to access capital markets

04 No need to access capital markets for refinancing 2007 and 2008 maturities subject to Latam refinancing, CP rollover and expected CF generation 2007 focus: smooth maturing profile by moving forward excess over €5bn in 2009 (done), 2010 and beyond 1.5 2007 2008 2009 2010 2.8 6.3 6.6 2011 9.7 € Bn Facing comfortable debt maturities in coming years March 07

Index 01 Delivering Commitments 02 Telefonica Highlights 03 Business Line Performance 04 Financial Policy 05 Proposed Issue 06 Conclusion

Proposed Issue Only USD transaction in 2007 Issuer: Telefonica Emisiones, S.A.U. Guarantor: Telefonica, S.A. Rating of the Notes: BBB+ stable (Fitch/S&P) /Baa1 stable (Moody's) Issue Price: Par Security Type: Senior Unsecured Notes Form of Issuance: US Shelf Program , NYSE Listed Tranches: Long 5y FRN (Feb 2013), long 5y Fixed (Feb 2013) & 10y Fixed (Jul 2017) 05

Index 01 Delivering Commitments 02 Telefonica Highlights 03 Business Line Performance 04 Financial Policy 05 Proposed Issue 06 Conclusion

Conclusion Telefonica has become a first class world telco operator, leader in Europe, through delivering on commitments Telefonica has the ability to de-lever being a Strong CF Generator. - Underpinned by well balanced business and geographic diversification. - Potential to extract value from scale. - Strong growth profile. Telefonica has willingness to de-lever to build a Sound Credit Profile: - Target to 2.5x Net Debt&Commitments/OIBDA , in the medium term - Rating floor of BBB+/Baa1 - Net acquisitions limited to € 1.5 Bn for 2006 and 2007. No need to access capital markets, with a new smooth financing strategy: - O2 refinancing already fully executed - Fine-tuning maturity profile in coming years 06